UMB DISTRIBUTION SERVICES, LLC
235 West Galena Street
Milwaukee, Wisconsin  53212

DEALER ASSISTANCE AGREEMENT
FOR THE SALE OF SHARES
OF THE MARSICO INVESTMENT FUND

This Agreement is entered into between (1) UMB Distribution Services, LLC (“we,” “our,” or the “Distributor”), as authorized distributor for The Marsico Investment Fund (the “Trust”), and (2) the undersigned authorized Dealer of shares of the Trust (“you,” “your,” or “Dealer”).

We have entered into a Distribution Agreement with the Trust, a Delaware business trust registered as a management investment company under the Investment Company Act of 1940 (the “1940 Act”), in connection with its separate series currently offered and such other series as may be added to the Trust in the future (individually, each series is a “Fund” and collectively the “Funds”), pursuant to which we have been appointed distributor of shares of the Funds.

This Dealer Assistance Agreement (the “Agreement”) is entered into by the Trust on behalf of the Funds under a Distribution and Service Plan (the “Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act.  This Agreement relates to the services you provide to the Trust for which you may receive payments pursuant to the Plan in accordance with the terms specified below.

1.  To the extent that you provide distribution assistance and/or account maintenance and personal services in accordance with the Plan and all applicable laws, rules and regulations, to those of your customers who may from time to time directly or beneficially own shares of the Funds, you shall be entitled to a fee periodically pursuant to the Plan.

2.  The fee paid to you with respect to each applicable Fund will be computed daily and paid quarterly by the Funds at an annual rate of up to 0.25% of the average net asset value of the shares of such Fund that are purchased or acquired by your firm as nominee for your customers, or that are otherwise owned by those customers of your firm whose records, as maintained by the Fund or its transfer agent, designate your firm as the customers’ dealer of record or holder of record (the “Subject Shares”). For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Subject Shares will be computed in the manner specified in the Funds’ Registration Statement (in effect at the time of calculation) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions.

3.  The total of the fees calculated for each respective Fund for any period with respect to which such calculations are made will be paid by the Funds within 45 days after the close of such period.

4.  For Subject Shares purchased by you and redeemed or repurchased by the Fund within seven (7) business days after the date of the confirmation of such purchase, we may withhold payment at our discretion. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

5.  You shall furnish us and the Funds with such information as shall reasonably be requested by the Trust, the Trustees of the Funds, or by us with respect to the services provided to shareholders of the Funds by you and the fees paid to you pursuant to this Agreement, including but not limited to blue sky sales reports. We shall furnish to the Trust and the Trustees of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

6.  You shall place Orders either directly with the Funds’ Transfer Agent, UMB Fund Services, Inc., in accordance with such procedures as may be established by us or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation (“NSCC”), if available, in accordance with the rules of the NSCC.  You shall be solely responsible for the accuracy, timeliness and completeness of any Orders transmitted by you on behalf of your customers for purchases, exchanges, or redemptions.  You also are solely responsible for ensuring that Orders are placed only by properly authorized persons.  You are responsible for determining whether a Fund is suitable for your customer.  In addition, all orders are subject to acceptance or rejection by the Distributor or the relevant Fund in the sole discretion of either.  Purchase orders shall be subject to receipt by the Trust’s Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements, unless waived by the Funds, as set forth in the Funds’ Registration Statement.

7.  Settlement of transactions shall be in accordance with such procedures as may be established by us, the Transfer Agent or, if applicable, the rules of the NSCC.  If payment for purchased shares of the Funds is not received from you, we and the Funds reserve the right forthwith to cancel the sale or, at the option of us or the Funds, to sell the shares of the Fund(s) at the then prevailing net asset value.  In either case, you agree to be responsible for any loss resulting to the Funds and/or to us from your failure to make payments in accordance with these procedures.

8.  For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Distributor. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Funds’ Registration Statement. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents, or the purchase, redemption, transfer or registration of shares of any Fund (or orders relating to the same) by you or your clients, or from your breach of any of the terms of this agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

9.  We may enter into other similar agreements with any other person without your consent.

10.  You represent that you are exempt from registration with the Securities and Exchange Commission and exempt from membership with the Financial Industry Regulatory Authority (“FINRA”). You further represent that you are authorized to receive the payments described herein and that your receipt thereof and your provision of the services contemplated hereby will not violate any applicable laws, rules and regulations, including applicable banking and ERISA laws, rules and regulations. You agree to abide by and comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies.  You will not sell or offer for sale shares of any Fund in any state or jurisdiction where (i) you are not qualified to act as a dealer where such qualification is required, or (ii) the shares are not qualified for sale, including under the Blue Sky laws and regulations for such state, except for jurisdictions in which they are exempt from qualification.  You agree to immediately notify us in the event that any of the foregoing representations in this Section 10 become materially inaccurate.

11.  You agree to maintain all records required by law relating to transactions involving the shares of the Fund(s), and upon our request, or the request of the Trust, promptly make such of these records available to us or the Trust’s administrator as are requested.  In addition, you agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Trust’s administrator, to enable the Trust to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

12. Each party agrees that it will comply with applicable laws relating to consumer privacy (“Privacy Laws”) and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Laws, “Client Information”) received from the other party other than (i) as permitted or required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; (iii) as permitted to its affiliates; or (iv) as necessary to perform this Agreement or to service customers, in each case in compliance with the reuse and re-disclosure provisions of the Privacy Laws.  Each party shall use its best efforts to (i) cause its employees and agents to be informed of and to agree to be bound by the Privacy Laws and the provisions of this Agreement and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Client Information.

13.  You hereby certify that you are in compliance and will continue to comply with all applicable anti-money laundering laws, regulations, rules and government guidance and have in place, to the extent applicable, a comprehensive anti-money laundering compliance program that includes:  internal policies, procedures and controls for complying with the USA PATRIOT Act and the Bank Secrecy Act, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function.  You also certify that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) and have an OFAC compliance program in place that satisfies all applicable laws and regulations.  You acknowledge that, because the Distributor will not have access to detailed information about your customers who purchase Subject Shares, you will assume responsibility for compliance with the foregoing laws and regulations with regard to such customers.  You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OFAC matches are detected in connection with the purchase, sale or exchange of Subject Shares; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers.  You agree to cooperate with the Distributor to satisfy anti-money laundering due diligence obligations of the Distributor and the Trust.

14.  This Agreement may be terminated by the Distributor or the Dealer with respect to any Fund at any time for any reason without payment of any penalty.  Further, this Agreement will be automatically terminated, without notice, by any act which terminates either the Distribution Agreement with us or the Plan, or in the event of its “assignment” as that term is defined in the 1940 Act. We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

15.  The provisions of the Plan and the Distribution Agreement, insofar as they relate to our obligations, are incorporated herein by reference. This Agreement shall become effective upon acceptance and execution by us. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect as long as the Plan and the Distribution Agreement remain in effect. All communications to us should be sent to the address shown on the first page of this Agreement.  Any notice to you shall be considered duly given if sent to you at the physical address or e-mail address specified by you below.

16.  This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to the conflicts of laws provisions therein.

[Signature page to follow.]

Signatures

UMB DISTRIBUTION SERVICES, LLC
235 West Galena Street
Milwaukee, Wisconsin  53212

By:
Authorized Officer

Print Name

Date:

Name of Dealer (Please Print or Type)*

Address of Dealer

By:
Authorized Officer

Print Name

Date:

Dealer Contact Phone :

Dealer Contact Email:

*NOTE:	Please sign and return two copies of this Agreement to UMB Distribution Services, LLC, Attention: Karen Fay Luedtke. Upon acceptance, one countersigned copy will be returned to you for your files.

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